Exhibit 99.1

NexPoint Real Estate Finance, Inc. Announces Closing of $60 Million Offering of 5.75% Senior Unsecured Notes due 2026

Dallas, TX, December 20, 2021 – NexPoint Real Estate Finance, Inc. (NYSE: NREF) (“NREF” or the “Company”) announced today that it has closed its previously announced underwritten public offering of $60 million aggregate principal amount of its 5.75% Senior Unsecured Notes due 2026 (the “Additional Notes”). The Additional Notes were issued at a price of 102.758% of par with a yield to maturity of 5.036%. The Additional Notes were an additional issuance of the Company’s existing $75 million aggregate principal amount of its 5.75% Senior Unsecured Notes due 2026 (the “Initial Notes”) and the Additional Notes were issued under the same indenture as the Initial Notes, were treated as a single class of debt securities with the Initial Notes and had the same terms as the Initial Notes, other than the issue date and offering price.

The Company intends to contribute the net proceeds from this offering into its operating partnership, NexPoint Real Estate Finance Operating Partnership, L.P. (the “OP”), in exchange for OP units. The OP intends to use the net proceeds from this offering to acquire investments that fit within the Company’s investment strategy.

Raymond James acted as sole book-running manager for the offering. The Company made this offering pursuant to a shelf registration statement that became effective on March 31, 2021. This offering was made solely by means of a prospectus and prospectus supplement, copies of which may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, telephone (800) 248-8863, email: prospectus@raymondjames.com or through the SEC’s website at www.sec.gov.

About NexPoint Real Estate Finance, Inc.

NexPoint Real Estate Finance, Inc. is a publicly traded REIT with its shares listed on the New York Stock Exchange under the symbol “NREF.” NREF is primarily focused on originating, structuring and investing in first mortgage loans, mezzanine loans, preferred equity and alternative structured financings in commercial real estate properties, as well as multifamily commercial mortgage backed securities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the intended use of proceeds. They are not guarantees of future results and forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement, including the ultimate geographic spread, duration and severity of the COVID-19 pandemic, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact, as well as those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should not place undue reliance on any forward-looking statements and are encouraged to review NREF’s other filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statement. The statements made herein speak only as of the date of this press release and except as required by law, NREF does not undertake any obligation to publicly update or revise any forward-looking statements.

Contact:

NexPoint Real Estate Finance, Inc.

Investor Relations

Jackie Graham

JGraham@nexpoint.com

833.463.6697